July 14, 2011

The Special Committee of the Board of Directors of Southern Union

cc: Mr. George Lindemann, Chairman and Chief Executive Officer

cc: Mr. Eric Herschmann, Vice Chairman, President and Chief Operating Officer

cc: Ms. Monica Gaudiosi, Senior Vice President and General Counsel

Williams is pleased to submit an enhanced proposal to acquire 100% of the issued and outstanding common stock of Southern Union (the "Company") at a purchase price of $44.00 per share, payable in cash, which represents a total enterprise value of approximately $9.4 billion.

We are confident that both you and your shareholders will find our enhanced proposal to be superior to the Energy Transfer Equity, L.P. (NYSE:ETE - News) ("Energy Transfer") transaction.

We have attached the merger agreement and are simultaneously providing the Special Committee's advisors financing commitment papers that we are prepared to execute once you have terminated your agreement with Energy Transfer. Williams' proposed merger agreement is substantially similar to the revised merger agreement between the Company and Energy Transfer with revisions to reflect our all cash purchase price.

Williams is prepared to move quickly to consummate this transaction, which we believe is in the best interests of both companies' shareholders. To that end, we believe that we can finalize terms of a potential transaction with Southern Union by Tuesday July 19 based upon the following schedule:

Thursday, July 14: The Special Committee of Southern Union's Board of Directors determines that the enhanced Williams proposal is superior to the current Energy Transfer transaction. Southern Union opens its data room to the members of the Williams team that previously had access to the data room and otherwise cooperates fully with Williams' due diligence efforts through Tuesday, July 19.

Friday, July 15 to Monday, July 18: Williams and the Southern Union management team conduct the management meetings that Williams had previously requested.

Tuesday, July 19: Southern Union and Williams finalize discussions regarding terms of a potential transaction, and Southern Union provides notice to Energy Transfer of its intent to accept the superior Williams proposal, thereby commencing the 96 hour notice period required by the Energy Transfer Merger Agreement.

For many reasons, adhering to the schedule is crucial to our proposal. We are confident that this schedule provides a certain route to deliver superior value to your shareholders. The similarity of our proposed merger agreement to the Energy Transfer agreement should enable the Special Committee to make a prompt finding that our offer is superior and much of the due diligence and preparatory work required to execute a merger agreement is behind us.

We are more convinced than ever of the strategic benefits of this transaction. It is clearly in the best interests of our respective shareholders. We look forward to putting our two great companies together.

Very truly yours,

/s/ Alan Armstrong

Alan Armstrong

President and Chief Executive Officer of Williams